Exhibit 10.1

MECOX LANE LIMITED

2006 STOCK OPTION PLAN

1.	PURPOSE OF PLAN

The purpose of the Mecox Lane Limited 2006 Stock Option Plan (this “Plan”) is to promote the success of the Company and to increase shareholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons of the Group. As used herein, “Company” means Mecox Lane Limited, a company organized under the laws of the Cayman Islands, or any successor company thereto; “Subsidiary” means any corporation or other entity a majority of whose outstanding voting shares, registered capital or other equities or voting power is beneficially owned directly or indirectly by the Company; “Group” means the Company and its Subsidiaries, collectively; and “Board” means the Board of Directors of the Company.

2.	ELIGIBILITY

The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Group; (b) a director of any member of the Group; or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Company in a capital-raising transaction or as a market maker or promoter of the Company’s securities) to the Company and who is selected to participate in this Plan by the Administrator. Notwithstanding the foregoing, a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not compromise the Company’s ability to rely on Rule 701 promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or use Form S-8 to register under the Securities Act, the offering and sale of securities issuable under this Plan by the Company, or the Company’s compliance with any other applicable laws. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine.

3.	PLAN ADMINISTRATION

3.1	The Administrator. This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. Unless otherwise provided in the Amended and Restated Memorandum and Articles of Association of the Company or the applicable charter of any Administrator, as amended: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

With respect to awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the United States Internal Revenue Code of 1986, as amended (the “Code”), this Plan shall be administered by a committee consisting solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code). To the extent required b y any applicable listing agency, this Plan shall be administered by a committee composed entirely of independent directors (within the meaning of the applicable listing agency).

3.2	Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee, within the authority delegated to that committee or person(s)), including, without limitation, the authority to:

(a)	determine eligibility and, from among those persons determined to be eligible, the particular Eligible Persons who will receive an award under this Plan;

(b)	grant awards to Eligible Persons, determine the price at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons, determine the other specific terms and conditions of such awards consistent with the express limits of this Plan, establish the installments (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance targets, and establish the events of termination or reversion of such awards;

(c)	approve the forms of award agreements (which need not be identical either as to type of award or among participants);

(d)	construe and interpret this Plan and any agreements defining the rights and obligations of the Company and participants under this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

(e)	cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.7.5;

(f)	accelerate or extend the vesting or exercisability or extend the term of any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum ten-year term of such a wards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 8.7.5;

(g)	adjust the number of shares subject to any award, adjust the price of any or all outstanding awards or otherwise change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.7, and provided that in no case (except due to any re-pricing that may be approved by shareholders) shall such an adjustment constitute a re-pricing (by amendment, cancellation and re-grant, exchange or other means) of the per share exercise or base price of any option or stock appreciation right to a price that is less than the fair market value of a share on the date of the grant of the initial award;

(h)	determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action granting an award);

(i)	acquire or settle (subject to Section 8.7) rights under awards in cash, stock of equivalent value, or other consideration;

(j)	determine the fair market value of the shares or awards under this Plan from time to time and/or the manner in which such value will be determined; and

(k)	make any other de termination and take any other action that the Administrator deems necessary or desirable for the administration of this Plan.

3.3	Binding Determinations. Any action taken by, or inaction of, the Company, any Subsidiary, or the Administrator relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

3.4	Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Board or a committee, as the case may be, may obtain and may rely upon the advice of experts, including employees and professional advisors to the Company. No director, officer or a gent of any member of the Group shall be liable for any such action or de termination taken or made or omitted in good faith.

3.5	Delegation. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of any member of the Group or to third parties.

4.	ORDINARY SHARES SUBJECT TO THE PLAN; SHARE LIMITS

4.1	Shares Available. The capital stock that may be delivered under this Plan shall be the Company’s authorized but un-issued ordinary shares (“Ordinary Shares”). For purposes of this Plan, “Plan Shares” shall mean the Ordinary Shares of the Company and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards.

Share Limits. The maximum aggregate number of Ordinary Shares that may be delivered pursuant to awards granted to Eligible Persons under this Plan (the “Share Limit”) is equal to 63,456,083 Ordinary Shares, subject to adjustment as contemplated by Section 4.2, Section 8.11 and Section 8.14.

4.2	Awards Settled in Cash, Reissue of Awards and Shares. To the extent that an award terminates, expires, or is settled in cash or a form other than Plan Shares, the Plan Shares that would have been de livered h ad there been no such termination, expiration, cash or other settlement shall not be counted against the Ordinary Shares available for issuance under this Plan. In the event that Plan Shares are delivered in respect of a dividend equivalent, stock appreciation right, or other award, only the actual number of Plan Shares delivered with respect to the award shall be counted against the Share Limits of this Plan. Plan Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall again be available for subsequent awards under this Plan. Plan Shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any award under this Plan, as well as any Plan Shares exchanged by a participant or withheld by the Group to satisfy the tax withholding obligations related to any award under this Plan, shall be available for subsequent awards under this Plan. Refer to Section 8.11 for application of the foregoing Share Limits with respect to assumed awards. The foregoing adjustments to the Share Limits of this Plan are subject to any applicable limitations under Section 162(m) of the Code with respect to awards intended as performance-based compensation thereunder.

4.3	Reservation of Shares; No Fractional Shares; Minimum Issue. The Company shall at all times reserve a number of Ordinary Shares sufficient to cover the Company’s obligations and contingent obligations to deliver Plan Shares with respect to awards then outstanding under this Plan (exclusive of any dividend equivalent obligations to the extent the Company has the right to settle such obligations in cash). No fractional Plan Shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional Plan Shares in settlements of awards under this Plan. No fewer than 100 Ordinary Shares may be purchased on exercise of any award (or, in the case of stock appreciation or purchase rights, no fewer than 100 rights may be exercised at any one time) unless the total number purchased or exercised is the total number at the time available for purchase or exercise under the award.

5.	AWARDS

5.1	Type and Form of Awards. The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Group. The types of awards that may be granted under this Plan are:

5.1.1 Stock Options. A stock option is the grant of a right to purchase a specified number of Plan Shares during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified stock option (an option not intended to be an ISO). The award agreement for an option will indicate if the option is intended as an ISO, otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be ten (10) years; provided that the maximum term shall be five (5) years for ISOs granted to Eligible Persons who are ten percent (10%) or more owners for purposes of Section 422 of the Code. The per share exercise price for each option shall be not less than one hundred percent (100%) of the fair market value of a Plan Share on the date of grant of the option, except as follows: (a) in the case of a stock option granted retroactively in tandem with or as a substitution for another award, the per share exercise price may be no lower than the fair market value of a Plan Share on the date such other award was originally granted (to the extent consistent with Sections 422 and 424 of the Code in the case of options intended as ISOs); (b) in the case of an ISO granted to a ten percent (10%) or more owner for purposes of Section 422 of the Code, the per share exercise price may not be less than one hundred and ten percent (110%) of the fair market value of a Plan Share on the date of grant of the option; and (c) in any other circumstances, a nonqualified stock option may be granted with a per share exercise price that is less than the fair market value of a Plan Share on the date of grant of the option. When an option is exercised, the exercise price for the Plan Shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.5.

5.1.2 Additional Rules Applicable to ISOs. To the extent that the aggregate fair market value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Plan Shares subject to ISOs under this Plan and stock subject to ISOs under all other plans of the Group (or any parent or predecessor company to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which Plan Shares are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Company or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least fifty percent (50%) of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Company and ending with the subsidiary in question). There shall be imposed in any award agreement relating to ISOs such other terms and conditions as from time to time are required in order that the option be an “incentive stock option” as that term is defined in Section 422 of the Code.

5.1.3 Stock Appreciation Rights. A stock appreciation right is a right to receive a payment, in cash and/or Plan Shares, equal to the excess of the fair market value of a specified number of Plan Shares on the date the stock appreciation right is exercised over the fair market value of same Plan Shares on the date the stock appreciation right was granted (the “base price”) as set forth in the applicable award agreement, except as follows: (a) in the case of a stock appreciation right granted retroactively in tandem with or as a substitution for another award, the base price may be no lower than the fair market value of a Plan Share on the date such other award was originally granted; and (b) in any other circumstances, a stock appreciation right may be granted with a base price that is less than the fair market value of a Plan Share on the date of grant. The maximum term of a stock appreciation right shall be ten (10) years. The Administrator may grant limited stock appreciation rights which are exercisable only upon a change in control or other specified event and may be payable based on the spread between the base price of the stock appreciation right and the fair market value of a Plan Share during a specified period or at a specified time within a specified period before, after or including the date of such event.

5.1.4 Other Awards. The other types of awards that may be granted under this Plan include: (a) stock bonuses, restricted stock, performance stock, stock units, phantom stock, dividend equivalents, or similar rights to purchase or acquire shares, whether at a fixed or variable price or ratio related to the Plan Shares, upon the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any combination thereof; (b) any similar securities with a value derived from the value of or related to the Plan Shares and/or returns thereon; or (c) cash awards granted consistent with Section 5.2 below.

5.2	Section 162(m) Performance-Based Awards. Without limiting the generality of the foregoing, any of the types of awards listed in Section 5.1.4 above may be, and options and stock appreciation rights granted with an exercise or base price not less than the f air market value of a Plan Share at the date of grant (“Qualifying Options” and “Qualifying Stock Appreciation Rights,” respectively) typically will be, granted as awards intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of t he Code (“Performance-Based Awards”). The grant, vesting, exercisability or payment of Performance-Based Awards may depend (or, in the case of Qualifying Options or Qualifying Stock Appreciation Rights, may also depend) on the degree of achievement of one or more performance goals relative to a pre-established targeted level or level using one or more of the Business Criteria (as defined below) set forth below (on an absolute or relative basis) for t he Company on a consolidated basis or for one or more of the Company’s subsidiaries, segments, divisions or business un its, or any combination of the fore going. Any Qualifying Option or Qualifying Stock Appreciation Right shall be subject only to the requirements of Sections 5.2.1 and 5.2.3 in order for such award to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Award. Any other Performance-Based Award shall be subject to all of the following provisions of this Section 5.2.

5.2.1 Class; Administrator. The eligible class of persons for Performance-Based Awards under this Section 5.2 shall be officers and employees of any member of the Group. The Administrator approving Performance-Based Awards or making any certification required pursuant to Section 5.2.4 must be constituted as provided in Section 3.1 for awards that are intended as performance-based compensation under Section 162(m) of the Code.

5.2.2 Performance Goals. The specific performance goals for Performance-Based Awards (other than Qualifying Options and Qualifying Stock Appreciation Rights) shall be, on an absolute or relative basis, established based on one or more of the following business criteria (“Business Criteria”) as selected by the Administrator in its sole discretion: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and in vesting activities), total shareholder return, gross revenue, revenue growth, operating income (before or after taxes), net earnings ( before or after interest, taxes, depreciation and/or amortization), return on equity or on assets or on net investment, cost containment or reduction, or any combination thereof. These terms are used as applied under generally accepted accounting principles or in the Group’s financial reporting. To qualify awards as performance-based compensation under Section 162(m) of the Code, the applicable Business Criterion (or Business Criteria, as the case may be) and specific performance goal or goals (“targets”) must be established and approved by the Administrator during the first ninety (90) days of the performance period (and, in the case of performance periods of less than one year, in no event more than twenty-five percent (25%) of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. Performance targets shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets. The applicable performance measurement period may not be less than three (3) months nor more than ten (10) years.

5.2.3 Form of Payment. Grants or awards under this Section 5.2 may be paid in cash or Plan Shares or any combination thereof.

5.2.4 Certification of Payment. Before any Performance-Based Award under this Section 5.2 (other than Qualifying Options and Qualifying Stock Appreciation Rights) is paid and to the extent required to qualify the award as performance-based compensation within the meaning of Section 162(m) of the Code, the Administrator must certify in writing that the performance target(s) and any other material terms of the Performance-Based Award were in fact timely satisfied.

5.2.5 Reservation of Discretion. The Administrator will have the discretion to determine the restrictions or other limitations of the individual awards granted under this Section 5.2 including the authority to reduce awards, payouts or vesting or to pay no awards, in its sole discretion, if the Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

5.2.6 Expiration of Grant Authority. As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Administrator’s authority to grant new awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than Qualifying Options and Qualifying Stock Appreciation Rights) shall terminate upon the first meeting of the Company’s shareholders that occurs in the fifth year following the year in which the Company’s shareholders first approve this Plan.

5.3	Award Agreements. Each award shall be evidenced by a written award agreement in the form approved by the Administrator and executed on behalf of the Company and, if required by the Administrator, executed by the recipient of the award. The Administrator may authorize any officer of the Company (other than the particular award recipient) to execute any or all a ward agreements on behalf of the Company. The award agreement shall set forth the material terms and conditions of the award as established by the Administrator consistent with the express limitations of this Plan.

5.4	Deferrals and Settlements. Payment of awards may be in the form of cash, Plan Shares, other awards or combinations thereof as the Administrator shall determine, and with such restrictions as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

5.5	Consideration for Plan Shares or Awards. The purchase price for any award granted under this Plan or the Plan Shares to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:

•	services rendered by the recipient of such award and accepted in writing by the Administrator as valid consideration;

•	cash, check payable to the order of the Company, or electronic funds transfer;

•	notice and third party payment in such manner as may be authorized by the Administrator;

•	the delivery of previously owned Plan Shares;

•	by a reduction in the number of Plan Shares otherwise deliverable pursuant to the award;

or

•

subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

In no event shall any shares newly-issued by the Company be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable law. In the event that the Administrator allows a participant to exercise an award by delivering Plan Shares previously owned by such participant and unless otherwise expressly provided by the Administrator, any shares delivered which were initially acquired by the participant from the Company (upon exercise of a stock option or otherwise) must have been owned by the participant at least six (6) months as of the date of delivery. Plan Shares used to satisfy the exercise price of an option shall be valued at their fair market value on the date of exercise. The Company will not be obligated to deliver any Plan Shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.6 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay the purchase or exercise price of any award or shares by any method other than cash payment to the Company.

5.6	Definition of Fair Market Value. For purposes of this Plan, “fair market value” of the Plan Shares shall mean, until such time that the Plan Shares are listed or admitted to trade on an internationally-recognized securities exchange or inter-dealer quotation system, the value as established by the Administrator at such time for purposes of this Plan. Thereafter, unless otherwise determined or provided by the Administrator in the circumstances, the last price for a Plan Share, respectively, as furnished by the securities exchange or inter-dealer quotation system for the date in question or, if there were no sales of Plan Shares reported on that date, the last price for a Plan Share for the next preceding day on which sales of Plan Shares were reported. The Administrator m ay, however, provide with respect to one or more awards (a) if the last price for the date in question is not yet known as of the time of the determination, that the fair market value shall equal the last price of a Plan Share as of the immediately preceding trading day, or (b) that the fair market value shall equal the average of the highest and lowest sales prices for a Plan Share for the date in question or the most recent trading day. The Administrator also may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of highest and lowest daily trading prices) for a specified period preceding the relevant date). Notwithstanding the foregoing, the fair market value of Plan Shares for purposes of grants of ISOs shall be determined in compliance with applicable provisions of the Code.

5.7	Transfer Restrictions.

5.7.1 Limitations on Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 5.7, by applicable law and by the award agreement, as the same may be amended, (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.

5.7.2 Exceptions. The Administrator may permit awards to be exercised by and paid to certain persons or entities r elated to the participant, including but not limited to members of the participant’s immediate family, trusts or other entities controlled by or whose beneficiaries or beneficial owners a re the participant and/or m embers of the participant’s immediate family, pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may establish. Consistent with Section 8.1, any permitted transfer shall be subject to the condition that the Administrator receives evidence satisfactory to it that the transfer (a) is being made for essentially donative, estate and/or tax planning purposes on a gratuitous or donative basis and without consideration (other than nominal consideration or in exchange for an interest in a qualified transferee), and (b) will not compromise the Company’s ability to rely on Rule 701, or register Plan Shares issuable under this Plan on Form S-8, under the Securities Act. Notwithstanding the foregoing or anything in Section 5.7.3, ISOs and restricted stock awards shall be subject to any and all additional transfer restrictions under the Code to the extent necessary to maintain the intended tax consequences of such awards.

5.7.3 Further Exceptions to Limits on Transfer. The exercise and transfer restrictions in Section 5.7.1 shall not apply to:

(a) transfers to the Company,

(b) the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

(c) subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if approved or ratified by the Administrator,

(d) if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative, or

(e) the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and the express authorization of the Administrator.

6.	EFFECT OF TERMINATION OF SERVICE ON AWARDS

6.1	General. The Administrator shall establish the effect of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. Notwithstanding the foregoing, unless the Board expressly otherwise provides, if the participant is not an employee of any member of the Group and provides other services to the Group, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise provides) of whether the participant continues to render services to the Group and the date, if any, upon which such services shall be deemed to have terminated. Unless the Board otherwise expressly provides, (a) to the extent an outstanding option granted under this Plan has not become vested and exercisable on the date the participant’s employment by or service to the Group terminates, the option to the extent unvested and unexercisable shall terminate, and (b) any shares subject to a restricted s tock award that remain subject to restrictions at the time the participant’s employment by or service to the Group terminates shall not vest and the Company shall have the right to reacquire any such unvested shares subject to such award in such manner and on such terms as the Administrator provides, which terms shall include return or repayment of the lower of the fair market value of such shares on the date of repurchase or the original purchase price of the restricted shares, without interest, to the participant to the extent not prohibited by law.

6.2	Events Not Deemed Terminations of Service. Unless Group policy or the Administrator otherwise provides, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Group or the Administrator; provided that unless reemployment upon the expiration of such leave is guaranteed by contract or law, such leave is for a period of less than ninety (90) days in the aggregate. In the case of any employee of any m ember of the Group on an approved leave of absence, continued vesting of the award while on leave from the employ of such member of the Group may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of the term set forth in the award agreement.

6.3	Effect of Change of Subsidiary Status. For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Company, a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of another m ember of the Group after giving effect to the Subsidiary’s change in status.

7.	RIGHT OF REPURCHASE

7.1	Notwithstanding any other provision herein or in any award agreement to the contrary, in the event of the participant ceasing to be an Eligible Person of the Group for whatever reason, the Company shall have the right, but not the obligation, to repurchase from time to time up to all of the Plan Shares issued to such participant pursuant to an exercise of awards under this Plan (the “Right of Repurchase”). The Plan Shares issued by the Company to the participant pursuant to an exercise of awards under this Plan shall only be transferable by the participant only upon approval by the Company’s Board, and in such event shall be subject to this Right of Repurchase; and the Company shall legend such Right of Repurchase on the share certificates evidencing such Plan Shares and shall take such other steps as it deems necessary to ensure compliance with this restriction. The Company’s rights under this Section 7.1 shall be freely assignable, in whole or in part.

7.2	The price per Plan Share at which the Company may exercise the Right of Repurchase under Section 7.1 (the “Repurchase Price”) shall be ( a) if the participant’s employment or other service is terminated other than for Cause (as defined in the applicable award agreement), the fair market value of the Plan Share on the date of repurchase, or (b)(i) if the participant’s employment or other service is terminated for Cause (the “Termination For Cause”), or (ii) even if the participant’s employment or other service is terminated other than for Cause, the Company becomes a ware of any such participant’s act which would have constituted a ground for termination of his employment or other service for Cause (the “Deemed Termination For Cause”), the exercise price of each Plan Share paid by the participant.

7.3	The Company may exercise its Right of Repurchase by sending a written notice to the participant of its taking such action and specifying the number of Plan Shares being repurchased. The Company’s Right of Repurchase shall terminate upon the listing of the Company’s Ordinary Shares on any stock exchange, or the trading on any formal over-the-counter market in general use, in the United States, the People’s Republic of China, Hong Kong or Singapore. Notwithstanding the foregoing sentence, in the event of the Termination For Cause or Deemed Termination For Cause, the Company’s Right of Repurchase shall terminate if not exercised by written notice from the Company to the participant within one hundred and twenty (120) days following the later of the date of termination or the date on which the Company becomes aware of such Cause. If the Company exercises its Right of Repurchase, the participant shall deliver to the Company share certificates representing the Plan Shares being repurchased, properly endorsed for transfer, together with appropriate executed instruments of transfer, and the Company shall then promptly pay the total applicable Repurchase Price in cash or immediately available funds to the participant.

7.4	If, up on the Company’s exercise of its Right of Repurchase, the participant refuses or otherwise fails to deliver the share certificates an d instruments of transfer to the Company as provided in Section 7.3 above, the participant shall be deemed to have sold and transferred such Plan Shares to the Company upon the Company’s deposit of the applicable Repurchase Price in a bank account for the participant’s benefit. In furtherance thereof, the participant hereby appoints the Company’s Secretary as the participant’s attorney-in-fact to execute all instruments of transfer and other documents and to take such other actions as such Secretary deems necessary or appropriate to fully vest in the Company all of the participant’s right, title and interest in the Plan Shares being repurchased. The participant agrees and acknowledges that such appointment of the Secretary by the participant is coupled with an interest and is irrevocable.

7.5	The Administrator may in its sole discretion include in any award agreement such other terms and conditions relating to the Company’s right to repurchase any or all of the Plan Shares issued to any participant pursuant to an exercise of awards under this Plan.

7.6	This Section 7 shall survive any termination of this Plan until the participant no longer holds any Plan Shares of the Company.

8.	OTHER PROVISIONS

8.1	Compliance with Laws. This Plan, the granting and vesting of awards under this Plan, the offer, issuance an d delivery of Plan Shares, the acceptance of promissory notes and/or the payment of money under this Plan or under awards are subject to compliance with all applicable laws, rules and regulations (including but not limited to U.S. state and federal securities law) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Group, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Company, provide such assurances and representations to the Company as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

8.2	Inability to Obtain Authority. The inability of the Group to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Plan Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Plan Shares as to which such requisite authority shall not have been obtained. In addition, the inability of a participant who is a resident of the People’s Republic of China to obtain authority (including approval and registration) from relevant regulatory bodies of the People’s Republic of China, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Plan Shares hereunder, shall relieve the Group of any liability in respect of the failure to issue or sell such Plan Shares as to which such requisite authority shall not have been obtained, and if the in ability is revealed or occurs after such Plan Shares have been issued or sold by the Company, the inability shall entitle the Company to redeem or request the participant to transfer the Plan Shares so issued on such terms as the Administrator determines, subject to applicable law. The Group shall be relieved from any liability for the redemption and the request for transfer.

8.3	Employment Status. No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

8.4	No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of any member of the Group, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of such member of the Group to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.4, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

8.5	Plan Not Funded. Awards payable under this Plan shall be payable in Plan Shares or from the general assets of the Company, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including Plan Shares, except as expressly otherwise provided) of any member of t he Group by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between any member of the Group and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Group.

8.6	Tax Withholding. Upon any exercise, vesting, or payment of any award or upon the disposition of Plan Shares acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, the Group shall have the right at its option to:

(a) require the participant (or t he participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Group may be required to withhold with respect to such award event or payment; or

(b) deduct from any amount otherwise payable in cash to the participant (or the participant’s personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Group may be required to withhold with respect to such cash payment. In any case where a tax is required to be withheld (including taxes in the People’s Republic of China) in connection with the delivery of Plan Shares under this Plan (including the s ale of Plan Shares as may be required to comply with foreign exchange rules in the People’s Republic of China), the Administrator may in its sole discretion (subject to Section 8.1) grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator m ay establish, to have the Company reduce the number of Plan Shares to be delivered by (or otherwise reacquire) the appropriate number of Plan Shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the minimum applicable withholding obligation on exercise, vesting or payment. In no event shall the Plan Shares withheld exceed t he minimum whole number of shares required for tax withholding under applicable law. The Company may, with the Administrator’s approval, accept one or more promissory notes from any Eligible Person in connection with taxes required to be withheld upon the exercise, vesting or payment of any award under this Plan; provided t hat any such note shall be subject to terms and conditions established by the Administrator and the requirements of applicable law.

8.7	Effective Date, Termination and Suspension, Amendments.

8.7.1 Effective Date. This Plan is effective as of December 29, 2006, the date of its approval by the Board (the “Effective Date”). This Plan shall be submitted for and subject to shareholder approval no later than twelve (12) months after the Effective Date. Unless earlier terminated by the Board, this Plan shall terminate at the close of business on the day before the tenth anniversary of the Effective Date. After the termination of this Plan either upon such stated expiration date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

8.7.2 Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

8.7.3 Shareholder Approval. To the extent then required by applicable law or any applicable listing agency or required under Sections 162, 422 or 424 of the Code to preserve the intended tax consequences of this Plan, or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to shareholder approval.

8.7.4 Amendments to Awards. Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on a wards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.7.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a re-pricing of an award is subject to the limitations set forth in Section 3.2(g).

8.7.5 Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or change of or affecting any outstanding award shall, without written consent of t he participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Group under any award granted under this Plan prior to the effective date of such change.

8.8	Privileges of Share Ownership. Except as otherwise expressly authorized by the Administrator or this Plan, a participant shall not be entitled to any privilege of share ownership as to any Plan Shares not actually delivered to and held of record by the participant. No adjustment will be made for dividends or other rights as a shareholder for which a record date is prior to such date of delivery.

8.9	Governing Law; Construction; Severability.

8.9.1 Choice of Law. This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of New York, U.S.A. without regard to conflicts of law principles thereof.

8.9.2 Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

8.9.3 Plan Construction. Awards under Section 5.1.4 to persons described in Section 5.2 that are either granted or become vested, exercisable or payable based on attainment of one or more performance goals related to the Business Criteria, as well as Qualifying Options and Qualifying Stock Appreciation Rights granted to persons described in Section 5.2, that are approved by a committee composed solely of two or m ore outside directors (as this requirement is applied under Section 162(m) of the Code) shall be deemed to be intended as performance-based compensation within the meaning of Section 162(m) of the Code unless such committee provides otherwise at the time of grant of the award. It is the further intent of the Group that (to the extent the Group or awards under this Plan may be or become subject to limitations on deductibility under Section 162(m) of the C ode) an y such awards and any other Performance-Based A wards under Section 5.2 that are granted to or held by a person subject to Section 162(m) will qualify as performance-based compensation o r otherwise be exempt from deductibility limitations under Section 162(m).

8.10	Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

8.11	Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Company. Awards may be granted to Eligible Persons under this Plan in substitution for or in connection with an assumption of employee stock options, stock appreciation rights, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Group, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Group, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided that the awards reflect only adjustments giving effect to the assumption or substitution consistent with the conversion applicable to the Plan Shares in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Company, as a result of the assumption by the Company of, or in substitution for, out standing awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by any member of the Group in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of Plan Shares available for issuance under this Plan.

8.12	Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Plan Shares, under any other plan or authority.

8.13	No Corporate Action Restriction. The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the shareholders of the Company to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Company or any subsidiary, (b) any merger, amalgamation, consolidation or change in t he ownership of the Company or any subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Company or any subsidiary, (d) any dissolution or liquidation of the Company or any subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Company or any subsidiary, or (f) any other corporate act or proceeding by the Company or any subsidiary. No participant, beneficiary or any other person s hall have any claim under any award or a ward agreement against any member of the Board or the Administrator, or the Company or any employees, officers or agents of the Company or any subsidiary, as a result of any such action.

8.14	Adjustments. In the event that any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, share split, reverse share split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Plan Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Plan, the award agreements and the awards granted hereunder, may (in its sole discretion) ad just the number and class of Plan Shares that may be delivered under this Plan and/or the number, class, and price of Plan Shares covered by each outstanding award.

8.15	Other Benefit and Compensation Programs. Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Company or any subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans or arrangements of the Company or its subsidiaries.

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